UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TECO Energy, Inc.

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March __, 2012

Notice of Annual Meeting of Shareholders

Date:	May 2, 2012

Time:	11:00 a.m.

Place:	TECO Plaza 702 North Franklin Street Tampa, Florida 33602

Purpose:	We are holding the annual meeting of the shareholders of TECO Energy, Inc. for shareholders to consider and vote upon the following matters:

1.	The election of five director nominees named in the accompanying proxy statement.

2.	The ratification of the selection of our independent auditor.

3.	An advisory vote to approve named executive officer compensation.

4.	A proposal to amend and restate TECO Energy, Inc.’s Articles of Incorporation to declassify the Board of Directors.

5.	Such other matters, including the shareholder proposal on pages 30-31 of the accompanying proxy statement, as may properly come before the meeting.

Shareholders of record at the close of business on February 24, 2012 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either (i) vote by telephone or Internet by following the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials or (ii) mark, sign and date the proxy card and return it promptly in the accompanying envelope (if you received these materials by mail). If you received only a Notice of Internet Availability of Proxy Materials you may also request a paper copy of the proxy card and submit your vote by mail, if you prefer. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 2, 2012:

The proxy statement and annual report to security holders are available on our website at http://AR.tecoenergy.com and at www.proxyvote.com

As permitted by rules adopted by the Securities and Exchange Commission, we are making our proxy materials available to our shareholders electronically via the Internet. On or about March __, 2012, we mailed many of our shareholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the notice.

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

For the 2012 Annual Meeting of Shareholders

We are soliciting proxies on behalf of our Board of Directors to be voted at the May 2, 2012 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the accompanying proxy are being distributed to shareholders beginning on or about March __, 2012.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company,” and “TECO Energy” refer to TECO Energy, Inc.

Voting and Attendance Information

How to vote: You may vote by proxy by Internet, telephone or mail, or you may attend the meeting and vote in person. Please see your proxy card or Notice of Internet Availability for more detailed voting instructions, or refer to the information your bank, broker or other nominee provided to you. If you vote by proxy before the meeting, you may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person. Please see “Attending the Meeting in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

Who can vote: Only shareholders of record of TECO Energy common stock at the close of business on February 24, 2012 are entitled to vote at the meeting. As of that date, we had outstanding                     shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. If your shares are held through a bank, broker or other nominee, see “Voting by street name holders” below regarding directing your record holder on how to vote your shares.

Quorum: The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (defined below) will be considered as shares present for purposes of determining the presence of a quorum.

Voting by street name holders: If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder at least ten days before the meeting, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on any other proposal, and your shares will be counted as “broker non-votes” on Proposals 1, 3, and 4 and on the shareholder proposal.

How your votes are counted and the votes required for approval: Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted as recommended by our Board of Directors. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the shares voted on each matter will be required to elect each director, to ratify the selection of our independent auditor, to approve on an advisory basis the compensation of our named executive officers, to approve the amendment and restatement of the articles of incorporation, and to approve the shareholder proposal. Abstentions and broker non-votes will not be considered as votes cast with respect to the applicable matter and, therefore, will have no effect on the voting results.

Attending the meeting in person: Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. At the end of this proxy statement, we have provided additional information regarding required documentation necessary for admission to the meeting and directions to the meeting, which will be held at TECO Plaza, 702 N. Franklin Street, Tampa, Florida. Admission will be on a first-come, first-served basis. Cameras will not be allowed in the meeting. For safety and security reasons, bags, briefcases and other items will be subject to security check.

Item 1 - Election of Directors

Our Articles of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes, with each class to hold office for a term of three years and until successors are elected and qualified at the annual meetings of shareholders, and with each class to be kept as nearly equal in number as possible. Ms. Penn and Messrs. Hudson and Lacher have been nominated for reelection to the class with a term expiring in 2015. Ms. Follit, who was elected to the Board in February 2012, has been nominated for reelection to the class with a term expiring in 2014. Mr. Ausley has been nominated for reelection to the class with a term expiring in 2013. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The Board of Directors recommends a vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected and qualified.

The Board of Directors

Below is information about the nominees and directors whose terms continue after the meeting. All of our directors also serve as directors of our wholly owned subsidiary, Tampa Electric Company. Information on the share ownership of each director is included under “Share Ownership” on page 32. Nominees for election as directors at this meeting are marked with an asterisk (*).

Each of our directors brings expertise and skills to our Board which led to the conclusion that the person should serve as a director, given the mix of experience and other relevant qualifications represented on the Board as a whole. This information, in addition to the director’s principal occupation and directorships held during the past five years, is described for each director below.

* DuBose Ausley, age 74, has been an attorney at the law firm of Ausley & McMullen, P.A., Tallahassee, Florida, since 1963. He was chairman of the firm for over 25 years until 2002, and remains an employee of such firm. Mr. Ausley is currently a director and former chairman of Capital City Bank Group, Inc. and a director of Huron Consulting Group, Inc. He was previously a director of Blue Cross and Blue Shield of Florida, Inc. and Sprint Corporation. Mr. Ausley has been a director since 1992, and his present term expires in 2012.

Key Attributes, Experience and Skills: Through his position at Ausley & McMullen, P.A., a firm which has expertise in Florida regulatory and legislative matters related to the utility industry, Mr. Ausley has many years of experience and expertise in the utility industry, including insight into the regulatory, legal and legislative issues involved in this industry. His former position of Chairman of such firm, and as chairman of Capital City Bank Group, Inc., also provides business management and leadership experience. Through his current board membership at Capital City Bank Group, he brings finance and risk management experience to the Board. His directorship at Huron Consulting Group, Inc., a prominent consulting firm which provides business consulting services to a variety of industries, provides knowledge on the latest trends in business across industry sectors.

James L. Ferman, Jr., age 68, has been the President of Ferman Motor Car Company, Inc., an automobile dealership business headquartered in Tampa, Florida, since prior to 2007. Mr. Ferman is also a director of Florida Investment Advisors, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Bay Banking Company, and serves on the Board of Trustees of Emory University and the University of Tampa. Mr. Ferman has been a director since 1985, and his present term expires in 2014.

Key Attributes, Experience and Skills: As a result of Mr. Ferman’s position as President of Ferman Motor Car Company, one of the largest vehicle dealership groups in the United States, Mr. Ferman brings significant business management and leadership experience to the Board. Also, his position at such a prominent Tampa-area business and his trustee position at the University of Tampa, as well as former chairman positions he has held at several local charitable and business organizations, such as at the Greater Tampa Chamber of Commerce, brings significant community involvement and recognition to the Board. These positions, and his position on the Governance Committee of the Board of Trustees of Emory University, also provide additional leadership experience to the Board and additional insight to our Governance and Nominating Committee. Through his long tenure on our Board, he has gained significant industry knowledge and a long-term perspective on our businesses. His other directorships also provide experience in finance and risk management.

* Evelyn V. Follit, age 65, has been the President of Follit Associates, a corporate technology and executive assessment consulting firm based in Tarpon Springs, Florida, since she founded the firm in 2007. From 1997 to 2005, she was an executive of RadioShack Corporation, a consumer electronics retail company, where she held the positions of Senior Vice President, Chief Information Officer, and Chief Organizational Enabling Services Officer. Ms. Follit is also a director of Winn-Dixie Stores, Inc. and Beall’s Inc. She was previously a director of Linens-n-Things, Nautilus, Inc. and Catalina Marketing, Inc. Ms. Follit has been a director since January 2012, and her present term expires in 2012.

Key Attributes, Experience and Skills: As a result of Ms. Follit’s over 20 years’ experience in leadership positions with major corporations, Ms. Follit brings significant business management and leadership experience to the Board, and in particular brings executive-level expertise to the Board in the areas of information technology, human resources and operations management. Her current consulting practice also allows her to provide the Board with her insight into the other industries her firm serves and current business trends. These positions, and her positions on the Audit Committees of the Boards of Winn-Dixie and Beall’s Inc. (a privately-held retail department store) also provide additional leadership experience to the Board, and additional insight to our Audit Committee. Her other directorships also provide experience in finance and knowledge of local markets.

* Sherrill W. Hudson, age 69, has been TECO Energy’s Executive Chairman of the Board since August 2010. Mr. Hudson was our Chief Executive Officer from 2004 until August 2010. He was formerly the Managing Partner for the South Florida offices of the public accounting firm, Deloitte & Touche LLP, in Miami, Florida. Mr. Hudson is also a director of Lennar Corporation and Publix Super Markets, Inc. He was previously a director of The Standard Register Company. Mr. Hudson has been a director since 2003, and his present term expires in 2012.

Key Attributes, Experience and Skills: Mr. Hudson brings significant leadership and business, finance and accounting experience and expertise gained through both his positions at TECO Energy and through his 37-year tenure at Deloitte & Touche, which included 19 years as the Managing Partner for the South Florida offices. His former position as our CEO also provides valuable industry knowledge and risk management experience, which he also obtained through his oversight and advising of clients in the utility and other industries while at Deloitte & Touche. Also through his work at Deloitte & Touche, he has experience working with and exposure to many Board and management structures, and insight into the issues facing businesses, from financial and accounting, as well as operational, perspectives. His community service in both the Tampa and Miami areas, through membership on the boards of several charitable and business organizations and committees, brings additional community involvement and recognition and leadership experience to the Board. Through his other Board memberships, he is familiar with several other significant Florida companies, their governance and management structures, and the local business environment.

* Joseph P. Lacher, age 66, is the former President of Florida operations for BellSouth Telecommunications, Inc., a telecommunications services company in Miami, Florida, serving in such role from 1991 until his retirement in 2005. He is also a director of Perry Ellis International, Inc. Mr. Lacher has been a director since 2006, and his present term expires in 2012.

Key Attributes, Experience and Skills: Mr. Lacher’s tenure as former President of Florida operations for BellSouth Telecommunications, Inc. provides significant leadership and management experience. This experience is especially relevant for our Board as it involved a business regulated by the same entity that regulates our electric and gas businesses, and therefore, he is familiar with the unique issues presented in this area. In addition, through this work, he has experience in dealing with deregulation issues. He is also the lead director and Chair of the Audit and Governance Committees at Perry Ellis International, Inc., and Chairman of the Board of Goodwill Industries of South Florida, which provide additional insight for our Audit and Governance and Nominating Committees, as well as additional board leadership experience.

* Loretta A. Penn, age 62, is the former President of Spherion Staffing Services, a division of SFN Group, Inc. (formerly known as Spherion Corporation), a staffing and professional services company, in McLean, Virginia, where she served in such role from December 2008 to December 2011. Ms. Penn also served as the Senior Vice President of SFN Group from November 2007 to December 2011, and was also its Chief Service Excellence Officer from November 2007 to December 2008. Prior to that time, Ms. Penn was a Vice President at Spherion Corporation. In addition to other executive-level experience in the recruiting and staffing industry, Ms. Penn was previously associated with the IBM Corporation for ten years in regional executive management, sales and marketing. Ms. Penn has been a director since 2005, and her present term expires in 2012.

Key Attributes, Experience and Skills: Ms. Penn’s increasing levels of responsibility and seniority at Spherion, including her recent position as the President of its largest division, provide valuable business, leadership and management experience. Her role at Spherion brought her into contact with executives in a diverse array of industries and areas of the country, and her insight into these other industries, and current business trends is valuable to the Board. Her many years of experience in the recruiting and staffing industry provide expertise in human resources issues, which are important issues to our businesses, and in her contributions to our Compensation Committee. Through her decade-long tenure at IBM Corporation, she also has experience in the technology industry, which is also an important area for our current operations and plans for the future.

John B. Ramil, age 56, has been TECO Energy’s President and Chief Executive Officer since August 2010. During his over 30-year career with the company, he has held several leadership positions, including as President and Chief Operating Officer of TECO Energy from 2004 until August 2010, President of Tampa Electric Company, Executive Vice President of TECO Energy, Chief Financial Officer for TECO Energy, and earlier as Vice President-Energy Services & Planning for Tampa Electric. He has also held a variety of positions in engineering, operations, marketing, customer service and environmental, and has also served as president of various other TECO Energy subsidiaries. Mr. Ramil is also a director of Blue Cross Blue Shield of Florida, Inc., where he serves as the Chairman of its Audit and Compliance Committee. Mr. Ramil has been a director since 2008, and his present term expires in 2013.

Key Attributes, Experience and Skills: Mr. Ramil’s long tenure with the company, in a variety of positions, brings extensive knowledge of our businesses, our industry, and significant business, operating and leadership experience to the Board. His experience as TECO Energy’s Chief Financial Officer also provides additional financial expertise, and several of his positions, including his current role as Chief Executive Officer, bring risk management experience to the Board. In addition, through his work with non-profit and business groups, including his positions as Chairman of the Board of the University of South Florida and a Board member of the Edison Electric Institute, Mr. Ramil provides community and industry involvement and recognition for the company, as well as expertise in leadership development and governance issues.

Tom L. Rankin, age 71, has been an Independent Investment Manager in Tampa, Florida, since prior to 2007. Mr. Rankin is the former Chairman of the Board and Chief Executive Officer of Lykes Energy, Inc. and Lykes Bros. Inc. Mr. Rankin is also a director of Media General, Inc. Mr. Rankin has been a director since 1997, and his present term expires in 2013.

Key Attributes, Experience and Skills: Mr. Rankin brings significant industry experience to the Board through his leadership positions at Lykes Energy, Inc., the former holding company for Peoples Gas System. In addition to his knowledge of the gas utility industry, he has gained valuable experience in the electric utility industry and our other businesses through his tenure on our Board. His leadership experience at Lykes Bros. Inc. provides experience in managing the operations of several other types of businesses, as well. His position at Lykes, as well as his current occupation as an investment manager, also provides important finance experience. He is also on the Governance Committee and was previously on the Audit Committee of Media General, Inc., which provides additional insight and experience for the issues faced by our Board and its committees.

William D. Rockford, age 66, is the former President, Chief Financial Officer and Chief Operating Officer of Primary Energy Ventures LLC, a power generation company located in Oak Brook, Illinois, serving in such role until his retirement in 2006. He is also a former Managing Director of the financial services company, Chase Securities Inc., in New York, New York, where his responsibilities included the Global Power, Project Finance and Environmental Group. Mr. Rockford has been a director since 2000, and his present term expires in 2013.

Key Attributes, Experience and Skills: Mr. Rockford provides valuable leadership, management and energy industry experience, obtained through his positions at Primary Energy Ventures. Through his nearly 30-year career at Chase, Mr. Rockford has experience in providing capital, corporate finance, project finance and merger and acquisition advice to the regulated utility industry and independent power industry, which adds valuable expertise in these areas to both the Board and to the Finance Committee. Mr. Rockford also has experience in commercial banking, which provides additional finance and risk management expertise.

Paul L. Whiting, age 68, has been the President of Seabreeze Holdings, Inc., a consulting and private investments company located in Tampa, Florida, since prior to 2007. Previously, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chairman, Chief Executive Officer and Chief Financial Officer. He is also Chairman of the Board of Sykes Enterprises, Incorporated, and a director of Florida Investment Advisors, Inc., The Bank of Tampa and its holding company, The Tampa Bay Banking Company. Mr. Whiting has been a director since 2004, and his present term expires in 2014.

Key Attributes, Experience and Skills: As a result of his experience at the Spalding & Evenflo Companies, Mr. Whiting provides leadership, financial and business experience and expertise. His other board and committee memberships, including as Chairman of the Board and member of the Audit Committee at Sykes Enterprises, provide additional leadership experience, as well as exposure to other governance structures, and additional financial and risk management experience. His notable community service, including as Board President of the Academy Prep Center of Tampa, Inc., a full scholarship, private college preparatory middle school for low-income children and Director of Florida West Coast Public Broadcasting, Inc. (WEDU), is important to a business such as ours which values involvement in the communities we serve.

Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held five meetings in 2011. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2011, eight of the nine directors attended that meeting. In 2011, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the executive sessions is elected by the independent directors. Our current presiding director is Mr. Ferman, who will serve in this capacity until our 2012 Annual Meeting of Shareholders; Mr. Lacher has been elected to serve as presiding director at that time.

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee

DuBose Ausley	—	—	X	—

James L. Ferman, Jr.	—	X	—	Chair

Evelyn V. Follit	X	—	—	—

Sherrill W. Hudson	—	—	X	—

Joseph P. Lacher	Chair	—	—	X

Loretta A. Penn	—	X	—	X

John B. Ramil	—	—	X	—

Tom L. Rankin	X	—	Chair	—

William D. Rockford	—	X	X	—

Paul L. Whiting	X	Chair	—	—

The Audit Committee met five times in 2011. Its members are Messrs. Lacher (Chair), Rankin and Whiting and Ms. Follit. The Board of Directors has determined that Messrs. Lacher, Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent as defined by the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 28.

The Compensation Committee, met five times in 2011. Its members are Ms. Penn and Messrs. Ferman, Rockford and Whiting (Chair), all of whom are independent directors. Its primary responsibilities are to:

•	review and approve the goals and objectives relevant to CEO compensation;
•	evaluate the CEO’s performance in light of those goals and objectives;
•	determine and approve the CEO’s compensation level based on this evaluation;
•	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;
•	review and discuss the Compensation Discussion and Analysis in the company’s proxy statement with management;
•	administer and make awards under the company’s equity incentive plan; and
•	make recommendations on proposed executive employment, severance and change-in-control agreements.

The Compensation Committee carries out these responsibilities by (a) evaluating the executive officers’ performance annually, (b) reviewing peer group compensation as compared to the compensation of the company’s executive officers and tally sheet information showing the total compensation for each executive officer, (c) reviewing and discussing information regarding the company’s business plans and (d) then recommending (or approving, in the case of the CEO) salaries and annual incentive goals and target incentive awards based on the Committee’s review and evaluation of this information. The Committee also reviews the company’s performance and the level of achievement of the annual incentive goals, and it recommends (or approves, in the case of the CEO) the level of payment for the annual incentive awards based on this review of company and individual performance. The Committee also reviews information with respect to equity incentive awards, such as market data, and makes such awards (or recommends such awards, with respect to non-employee directors). The Committee also meets to consider other compensation-related issues, such as the design of the equity incentive plan and awards made under that plan, the director compensation program and external developments related to executive compensation, such as new or pending laws or regulations. Decisions made with respect to executive compensation for 2011 are discussed in detail under “Compensation Discussion and Analysis” beginning on page 11.

The Compensation Committee has exclusive authority to retain and terminate any compensation consulting firm to assist in the evaluation of director or executive officer compensation and to approve the consulting firm’s fees and other retention terms. The Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant to help the Committee identify market trends in executive compensation, provide market data to help the Committee determine appropriate compensation levels and components, and aid the Committee in its overall assessment of the executive compensation program, taking that data and information into account. Representatives of SH&P attend Committee meetings at the invitation of the Chairman of the Committee, and are also in contact directly with him from time to time. They provide the Committee with significant assistance and advice in the review of the company’s salary structure, annual and equity incentive awards, and other related executive pay issues. In addition, they provide expertise regarding marketplace trends and best practices relating to competitive pay levels. SH&P did not provide any other services to the company in 2011.

Management (primarily the Executive Chairman, CEO and Chief Human Resources Officer) provides the Compensation Committee with information and its ideas and input regarding compensation decisions, discusses this information and the recommendations of SH&P in detail with the Committee, and answers questions. To carry out this role, with the Committee Chairman’s knowledge and approval, management may interface directly with the Committee’s executive compensation consultant to give its input on the design of compensation programs and policies, and the development of compensation recommendations. The Committee has delegated authority to management to make small restricted stock grants to non-executive officers and key employees and to allow previously granted options to be exercised for their full term following the termination of employment by certain employees. Management reports to the Committee in detail when it exercises this delegated authority. The Committee’s charter allows the Committee to form and delegate authority to subcommittees, and the equity incentive plan allows the Committee to delegate to one or more executive officers of the company the power to make equity incentive awards to employees (other than executive officers).

The Finance Committee met four times in 2011. Its members are Messrs. Ausley, Hudson, Ramil, Rankin (Chair) and Rockford. The Finance Committee assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments. The Committee’s charter also grants it authority to review and make recommendations to the Board with respect to strategic financial policies of the company, including those relating to debt ratings, debt/equity ratios, dividends, debt and equity limits, securities issuances or repurchases, policies relating to the use of derivatives, and proposed acquisitions, divestitures or investments by the company or its subsidiaries that require Board approval. The Committee has authority pursuant to its charter to approve certain transactions on behalf of the Board.

The Governance and Nominating Committee met twice in 2011. Its members are Messrs. Ferman (Chair) and Lacher, and Ms. Penn, all of whom are independent directors. The Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. The Committee has the responsibilities set forth in its charter with respect to:

•	identifying individuals qualified to become members of the Board;
•	recommending to the Board when new members should be added to the Board;
•	recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders;
•	periodically developing and recommending to the Board updates to the Corporate Governance Guidelines;
•	overseeing the annual evaluation of the Board and its committees;
•	assisting the Board in planning for succession to the position of Chief Executive Officer, as well as other senior management positions;
•	recommending to the Board the policy for Board compensation;
•	reviewing environmental issues and other significant corporate responsibility issues for the Board; and
•	generally advising the Board on governance matters and practices.

The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Committee considers racial, ethnic, gender and geographic diversity, as well as diversity of experience, expertise and skills, as relevant characteristics when reviewing and recommending director nominees. As part of the Board’s annual evaluation process, members are asked to assess whether outside directors represent a sufficiently wide range of talents, expertise, and occupational and personal backgrounds. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. The Governance and Nominating Committee reviews the qualifications and backgrounds of candidates, as well as the overall composition of the Board (including its diversity, as described above), and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, and the Code of Ethics and Business Conduct applicable to all directors, officers and employees are available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Our 2010-2011 Corporate Sustainability Report is also available on the Investors page of our website.

Board Leadership Structure and Risk Oversight

TECO Energy currently operates under a leadership structure in which the positions of Chief Executive Officer and Chairman of the Board have been separated, such that each position is held by a different person. In August 2010, Mr. Sherrill Hudson, who was previously our CEO and Chairman, was named Executive Chairman of the Board, and Mr. John Ramil, who was previously our President and Chief Operating Officer, was named President and Chief Executive Officer. Our Board is comprised of Messrs. Hudson and Ramil and eight other directors, seven of whom are independent directors. The independent directors elect a presiding director who is responsible for establishing the agenda for and scheduling of executive sessions, and approving meeting agendas and information sent to the Board for regularly scheduled meetings. The presiding director is also available to discuss concerns of any Board member or senior executive and to supplement the direct lines of communication between the Chairman and the independent directors by serving as a liaison, as necessary. As discussed above, we have four standing Board committees, three of which are comprised entirely of independent directors, and all of which are chaired by an independent director. All Board members, through the presiding director and committee chairs, have input into the meeting agendas and the other important responsibilities discussed above. While we believe this structure is currently the most effective for our company, the Board has no mandatory policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. Mr. Hudson’s tenure as Executive Chairman is set to expire at the end of 2012, and the Board expects to reevaluate the leadership structure at that time.

The Board of Directors, both as a whole and through its Committees, is responsible for the oversight of the company’s risk management processes. At least annually, the Board reviews and discusses with management information regarding the company’s enterprise-wide risk assessment process. This review includes information on how the assessment was conducted, the most significant strategic, operational, financial, and compliance risks that were identified through the assessment, the potential exposures of those risks, and how they are being mitigated. The Board’s oversight of risk management is supplemented by the work of its Committees, which oversee risk management in each of their areas of responsibility. The Audit Committee assists the Board in overseeing the company’s policies and procedures for risk assessment and risk management by reviewing and discussing with management annually the company’s enterprise-wide risk assessment and risk management policies, focusing on the company’s major financial, accounting, and compliance risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews quarterly reports regarding compliance and legal matters and receives reports periodically on specific risk areas identified through the risk assessment. The Finance Committee considers risks with respect to the company’s capital structure generally and risks involved with specific financing activities or projects, the Compensation Committee reviews our executive compensation program to ensure it does not encourage excessive risk taking, and the Governance and Nominating Committee oversees risks related to succession planning, environmental and other significant corporate responsibility issues and other corporate governance-related matters. The chair of each committee reports to the Board regarding its respective risk management oversight activities.

We believe that our Board leadership structure is effective for the company and promotes effective oversight of the company’s risk management by providing balanced leadership through the separated Executive Chairman and CEO positions, and by having strong independent leaders on the Board, all of whom are fully engaged and provide significant input in Board deliberations and decisions.

Director Resignation Policy

Under our bylaws, a majority vote of shareholders is required to elect each of the nominees named above; meaning the number of votes cast in favor of the nominee must exceed the number of votes cast against that nominee’s election. Under the director resignation policy adopted by the Board as part of our Corporate Governance Guidelines, each director nominee has submitted an advance, contingent, irrevocable resignation that the Board may accept if the shareholders do not elect the director. In that situation, our Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision regarding the resignation within 90 days from the date that the election results were certified. In the event of a contested director election (where there are more director nominees than positions to be filled on the Board), our bylaws provide that directors are to be elected by a plurality of the votes cast, instead of a majority.

Director Independence

The Board has determined that all of the directors except Messrs. Ausley, Hudson and Ramil meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews all business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no relationship with us that would impair their independent judgment are considered independent directors. After performing such a review, the Board determined that (i) Ms. Follit and Messrs. Lacher, Rankin and Rockford have no relationships with us and (ii) Ms. Penn and Messrs. Ferman and Whiting only have relationships with us of the type that the Board has determined to be categorically immaterial (as defined below), and therefore were not considered by the Board as relationships that would affect their independence. In 2011, the company engaged in ordinary course business transactions with the organizations at which Ms. Penn was an officer and at which Mr. Ferman is an officer, involving amounts below 1% of the consolidated annual gross revenues of such companies, and we made charitable contributions in amounts below $100,000 to organizations of which Messrs. Ferman and Whiting are trustees.

Our Corporate Governance Guidelines adopted by the Board define the following types of relationships as being categorically immaterial:

1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or 1% of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

3.	If a director is an executive officer, director or trustee of a charitable organization and our discretionary annual charitable contributions to the organization do not exceed the greater of $1 million or 1% of that organization’s total annual charitable receipts.

Category 3 above recognizes the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a Board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner of our independent or internal auditor, or is a current employee who personally works on our audit; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not, and therefore, whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. The policy contains procedures that require the Audit Committee receive the following information regarding the transaction and consider the following factors before deciding whether to approve a proposed transaction:

•	information regarding the parties involved in the transaction and their relationship to the company,
•	a complete description of the material terms of the transaction, including economic and non-economic features,
•	the direct and indirect interests present in the proposed transaction,
•	the relationships present in the proposed transaction, and
•	the conflicts or potential conflicts present in the proposed transaction.

After receiving such information and considering the above factors, the policy calls for the Committee to determine, in its judgment, whether the transaction is fair and reasonable to the company, and whether or not such transaction should be approved on such basis. In the event we enter into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit.

TECO Energy paid legal fees of $1,272,971 for 2011 to Ausley & McMullen, P.A., of which Mr. Ausley is an employee. This firm, which has unique expertise in Florida regulatory and legislative matters related to the utility industry, had already been providing the company legal services prior to Mr. Ausley becoming a director. The terms of these services were comparable to what could be obtained from an unrelated third party, and the services were approved by the Audit Committee pursuant to the policy described above. Mr. Ausley does not perform any legal services for the company and does not receive any compensation related to these services.

Communications with the Board

The Board provides a process by which shareholders and interested parties may communicate with its members, which is described in the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. Any shareholder or interested party wishing to contact our Board, the non-management directors as a group or any of the non-management directors separately, including the presiding director, may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Corporate Governance section of the Investors page of our website. Each such communication should state the full name of the shareholder and, if the shareholder is not a record holder of TECO stock, should be accompanied by appropriate evidence of stock ownership, such as an account statement showing ownership of TECO stock. If the communication is from an interested party who is not a shareholder, the communication should state the nature of the party’s interest in the company.

Compensation of Directors

In 2011, non-management directors were paid the following compensation:

•	an annual retainer of $50,000;
•	attendance fees of $750 for each TECO Energy Board meeting;
•	attendance fees of $750 for each Tampa Electric Company Board meeting;
•	attendance fees of $1,500 for each meeting of a committee of the Board on which they serve;
•	an additional annual retainer of $10,000 for the Chair of the Audit Committee, and an additional annual retainer of $7,500 for each other Committee Chair; and
•	an annual grant of 3,000 shares of restricted stock vesting on the anniversary date of the grant, which is prorated for directors who join after the annual grant date.

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either 1% above the prime rate or a rate equal to the total return on our common stock. We pay for or reimburse directors for their meeting-related expenses and expenses associated with their duties as our directors, such as attending educational conferences.

Pursuant to our share ownership guideline, non-management directors are required to own within five years of their election an amount of common stock with a value of five times their annual retainer. The Compensation Committee reviewed share ownership as of December 31, 2011 and determined that all non-management directors were in compliance with the guideline. Directors are included in the company’s policy that prohibits engaging in hedging transactions with respect to our stock.

The purpose of our director compensation program is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success, and recognize the significant commitment required of our directors. The 2011 director compensation program was based on the Compensation Committee’s recommendations to the Board after reviewing information provided by its compensation consultant that compared the total compensation provided to our directors to total director compensation provided by the same peer group of companies used for executive compensation analysis, listed on page 14.

The following table gives information regarding the compensation we provided to the non-management directors in 2011:

Director Compensation for the 2011 Fiscal Year

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [3]	Total ($)

DuBose Ausley	62,000	57,630	0	119,630
James L. Ferman, Jr.	75,500	57,630	0	133,130
Joseph P. Lacher	78,000[4]	57,630	0	135,630
Loretta A. Penn	68,000	57,630	0	125,630
Tom L. Rankin	78,500	57,630	0	136,130
William D. Rockford	69,500	57,630	0	127,130
Paul L. Whiting	80,000[5]	57,630	0	137,630

1)	Includes amounts that may be deferred or paid in stock, at the election of the director.
2)	This column includes the aggregate grant date fair value for the stock awards made to the directors in 2011, computed in accordance with FASB ASC Topic 718. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions made in valuations of stock awards. On May 4, 2011, each director who was continuing service after that date received 3,000 shares of restricted stock, which vest on May 4, 2012. As of December 31, 2011, each director had 5,833 shares of restricted stock outstanding. Dividends are paid on these restricted stock awards at the same rate paid to all shareholders.
3)	As of December 31, 2011, Ms. Penn and Messrs. Ausley, Ferman, and Rankin each had option awards outstanding as to 10,000 shares. The remaining directors had option awards outstanding as of December 31, 2011 as follows: Messrs. Lacher and Whiting: 0 shares; Mr. Rockford: 2,500 shares. No stock options have been issued to non-management directors since 2005.
4)	Includes $39,000 paid in the form of 2,112 shares of common stock at Mr. Lacher’s election.
5)	All fees were paid in the form of 4,333 shares of common stock at Mr. Whiting’s election.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis set forth below with management and, based on this review and discussion, has recommended to the Board that it be included in this proxy statement.

By the Compensation Committee:

Paul L. Whiting (Chairman)

James L. Ferman, Jr.

Loretta A. Penn and

William D. Rockford

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (or “CD&A”) explains how we use different elements of compensation to achieve the goals of our executive compensation program and how we determine the amounts of each component to pay.

The term “named executive officers” as used throughout this CD&A refers to the following executive officers named in the Summary Compensation Table on page 21:

•	John B. Ramil, President and Chief Executive Officer
•	Gordon L. Gillette, President, Tampa Electric Company
•	Sandra W. Callahan, Senior Vice President – Finance and Accounting and Chief Financial Officer
•	Clinton E. Childress, Senior Vice President, Corporate Services and Chief Human Resources Officer
•	Sherrill W. Hudson, Executive Chairman of the Board

The Compensation Committee makes decisions with respect to CEO compensation and equity-based incentives, after consultation with the Board. The Board makes all other executive compensation decisions after hearing the recommendations of the Compensation Committee. Therefore, in all cases where we refer to the Committee’s actions (except with respect to CEO compensation or equity-based incentives), such actions are carried out through Board approval, upon the recommendation of the Compensation Committee.

Executive Summary

Pay for Performance

Our executive compensation program ties a significant portion of executive pay directly to company performance in order to link the interests of our executives to the long-term interests of our shareholders

➢	Over three-quarters of our CEO’s compensation and, on average, over two-thirds of the other named executive officers’ compensation is at risk and variable depending on company and individual performance
➢	A substantial majority (80%) of the awards granted under our annual incentive plan are based on the achievement of challenging corporate financial goals
➢	No annual incentive awards are paid unless a threshold level of income is achieved

We set well-defined, challenging goals for the annual incentive program and performance-based long-term incentives

➢	Annual incentive goals are tied to business plans in order to provide incentives to management to create value consistent with the company’s business strategy
➢	Long-term incentive goals are tied to total shareholder return relative to other companies in the industry to link executives’ interests with long-term interests of shareholders

We continually evaluate and update the executive compensation program

➢	Our Compensation Committee and the Board monitors the program to ensure that it incorporates best practices and is operating as intended, while maintaining consistency within the key elements of compensation

Impact of 2011 Company Performance on Pay

Linking pay with performance means that there is the opportunity to receive more compensation in years with above-target company and individual performance, and vice versa. Our relative total shareholder return for the three-year period ended March 31, 2011 was at the 75th percentile of the companies in the Dow Jones Electricity and Multiutility Groups (described on page 14) resulting in a payout of 131% for the performance shares that vested in 2011. The company’s net income for 2011 was $272.6 million. Please see our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information regarding the company’s 2011 financial results. In 2011, management produced strong results despite unfavorable weather throughout the year impacting sales for the Florida utilities and changing market conditions impacting the coal company. Based on such results, 2011 annual incentive awards were paid to the named executive officers at near target levels (see page 17 for more information regarding the results and payout amounts for 2011).

Sound Governance and Risk-Mitigating Factors

Our Compensation Committee and the Board are committed to maintaining corporate governance protections as part of the executive compensation program, which further strengthen the tie between executive compensation and company performance.

➢	We have an incentive compensation recovery policy (“claw-back” policy), which applies to all officers in the event of any financial restatement (described in more detail on page 16)
➢	We prohibit all executive officers from engaging in hedging transactions with respect to our stock
➢	All restricted stock awards have “double-trigger” vesting, meaning that in the event of a change-in-control, vesting of shares is accelerated only if the grantee is also terminated without cause or terminates employment with good reason
➢	Payouts under the annual incentive award plan and performance share awards are capped at 150% of the target amount
➢	Payouts under the annual incentive award plan are based on both financial goals and individual business plan goals, and payouts under the performance share awards are based on relative performance goals. This mix of goals ensures that multiple aspects of business success are considered in determining compensation.
➢	We have stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers to ensure that the interests of our executives are aligned with those of our shareholders (guidelines are described in more detail on page 15). All of our executive officers are currently in compliance with these guidelines.

Competitive Pay Program

We provide compensation that is competitive and reasonable in order to attract and retain the talent needed to successfully manage and build our businesses

➢	Total compensation is targeted at the 50th percentile of companies of similar size in our industry, which allows compensation to remain competitive for the executives and cost-effective for the company
➢	While compensation is targeted at the 50th percentile, the Committee uses its discretion in applying market data to take into account individual performance, responsibilities and experience levels. For example, compensation is sometimes set below the 50th percentile when executives are promoted to a new position to allow them to grow into their new role.

Minimal Perquisites

➢	In 2011, perquisites or personal benefits or payments not available to all employees were less than $10,000 for each named executive officer

Other Best Practices

➢	Beginning with the 2010 equity awards, dividends are not paid on unvested performance shares, unless and until such shares vest
➢	We do not have employment agreements with our officers (except for the Executive Chairman who is serving for a limited term)
➢	We do not have a deferred compensation plan for officers, or provide extra pension service credits to executives
➢	We do not provide gross-ups on any benefits or perquisites
➢	Beginning in 2010, our Compensation Committee determined to eliminate excise tax gross-ups going forward
➢	We do not a have a corporate aircraft

Changes to Executive Compensation Program Effective in 2011

In late 2010, the Committee engaged an independent compensation consultant, Steven Hall & Partners (“SH&P”) that performs no other services for the company. With SH&P’s assistance, in late 2010 and early 2011, the Compensation Committee undertook a comprehensive review of the program to ensure it continues to appropriately balance risks and rewards, and continues to take into consideration the best practices in executive compensation program design. As a result of that review, the Committee implemented the following changes:

➢	Beginning in 2011 a new peer group was used to evaluate the level of total compensation. The peer group consists of the 13 publicly-held utility companies that have revenues of one-half to two-times the company’s revenues. These companies are identified on page 14.
➢	The annual incentive goals were changed to increase the proportion of the goals based on internal corporate financial performance in order to more closely align management’s incentives with important financial measures of performance and to further strengthen the tie between annual corporate financial performance and executive compensation.

Elements of Compensation

The table below shows the elements of our executive compensation program and briefly describes the purpose of each element.

Base Salary

Fixed amount of compensation targeted at the median of the marketplace in order to provide a competitive amount of fixed annual compensation. Permits us to continue to attract and retain highly qualified executives, and also provides stability for the executives, which allows them to stay focused on business issues.

Performance review determines merit based increases.

Annual Incentive Awards	Annual cash incentive award (sometimes paid in the form of stock) based on the achievement of quantitative corporate financial goals (80%) and qualitative individual business plan goals (20%). Intended to encourage actions by the executives that contribute to our operating and financial results and to achieve other goals that the Board has recognized as important for the success of our businesses.
Long-Term Incentive Awards	Restricted stock: 70% performance shares; 30% time-vested shares. Designed to create a mutuality of interest with shareholders by motivating the executive officers and key personnel to manage the company’s business so that the shareholders’ investment will grow in value over time.
—Performance-Based Restricted Stock (referred to throughout as “performance shares”)	Vests after three years based on total shareholder return compared to other companies in our industry. These awards will be forfeited if our performance is in the bottom quartile of our peers or upon voluntary departure from the company or termination with cause within this period Directly ties a portion of compensation to a long-term performance measure relative to other companies in our industry, and aids in the retention of our executives
—Time-Vested Restricted Stock	Vests after three years if still employed at the company. The ultimate value is dependent on our stock price, which aligns the executives’ interest in stock value appreciation with our shareholders’, and the three-year vesting period aids in the retention of our executives
Pension Plan	Tax-qualified defined benefit pension plan available to all of our U.S. employees
Supplemental Retirement Plan	Supplements retirement benefits not available under the tax-qualified plan
Change-in-Control Agreements	Provide severance payments if there is a change in control and executive is terminated without cause or terminates employment with good reason (“double-trigger”). These protections help to ensure retention and focus during times when the company could be acquired and executives could lose their jobs.

Proportion of Performance-Based (“At Risk” versus Fixed) Compensation

Our compensation program is structured so that a significant portion of each named executive officer’s compensation is variable and at risk dependent on performance. For each individual officer, the proportion of at risk compensation compared to fixed compensation increases in relation to that officer’s level of responsibility for company results. The charts below show the amounts of compensation tied to company performance relative to other elements of direct compensation in 2011, based on target values of each element. The white area on the charts (base salary) is fixed compensation, while the remaining components of compensation are variable and at risk, dependent upon the performance of the company, its stock price and the individual performance of the officers.

CEO Pay Compared to Company Performance

The graph below further illustrates the link between CEO pay and company performance. Below-median company performance in 2009 resulted in substantially below-median CEO compensation for that year, and above-median performance in 2010 resulted in slightly above-median compensation for that year. Although 2011 company performance was above the median, compensation reflected a slight decline in performance from 2010, as well as the transition of the CEO position that occurred in mid-2010.

(1) Actual compensation received (salary, annual incentive award paid, value of performance shares and time-vested restricted stock that vested in that year, and all other compensation) by the applicable CEO during the period (2009 and 2010 reflect the compensation of Mr. Hudson, who was CEO until August 2010; 2011 reflects the compensation of Mr. Ramil, who has been CEO from August 2010 to the present). Median target compensation for CEOs is based on the market data provided by the Committee’s consultant for the applicable year.

(2) Relative total shareholder return (“TSR”) for a three year period ending March 31, 2009, 2010 and 2011, compared to the companies listed in the Dow Jones Electricity and Multiutility Groups for those periods (the same performance period and measurement used for determining the payout of performance shares, described below).

Pay Peer Group

The Compensation Committee reviews market data provided by its independent compensation consultant to help establish executive compensation levels, in order to provide compensation packages competitive with those of our industry peers. This market data includes compensation data and pay practices from both the company’s peer group identified below and broader compensation survey data. For 2011, the market data that the Compensation Committee reviewed included publicly disclosed compensation data from the following peer group (the “Pay Peer Group”), which was comprised of each publicly-traded utility company with revenues ranging between one-half and two-times the company’s revenues:

Alliant Energy Corp.	Great Plains Energy Inc.	OGE Energy Corp.	Portland General Electric Co.
CMS Energy Corp.	Hawaiian Electric Industries Inc.	Pinnacle West Capital Corp.	SCANA Corp.
DPL Inc.	NV Energy Inc.	PNM Resources, Inc.	Westar Energy, Inc.
Wisconsin Energy Corp.

Performance Share Peer Group

We use a pre-established industry index to determine our relative performance for determining the payout of the performance shares granted as a part of our long-term incentive awards. The payout of those awards is based on our total shareholder return compared to the companies listed in the Dow Jones Conventional Electricity and Multiutility subsectors of its Utilities index, referred to throughout this proxy statement as the Dow Jones Electricity and Multiutility Groups, which companies are listed on Appendix A to this proxy statement.

Compensation Review Process

For 2011, SH&P worked with management to develop total targeted compensation recommendations for each executive officer (other than for the CEO, for which management did not provide input), which were then submitted to the Committee for approval. These recommendations were based on a review and assessment of

➢	Proxy data from the companies in our Pay Peer Group
➢	Survey data, and
➢	Factors previously identified by the Committee, such as individual performance, time in position, scope of responsibility and experience.

Total compensation for each named executive officer is generally targeted at the median of the market data for similar positions, while also taking into consideration the factors noted above. How market data is used in determining levels of compensation is discussed in more detail with respect to each element of compensation below.

For each executive officer, the Compensation Committee also annually reviews a tally sheet, which shows each element of compensation discussed above, the total compensation paid to each executive officer for the past three years, and percentage changes year over year with respect to each element. The tally sheets also show the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings, and the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. This information provides the Committee with a clear picture of (i) how its decisions with respect to one element of compensation affect the total compensation package, (ii) how current compensation relates to compensation in previous years, and (iii) the total amount executive officers would receive, including the value of equity awards, under various termination scenarios. The Committee also reviews the total value of each executive officer’s proposed salary, target bonus and grant date value of equity awards for the year compared to the median total compensation of similar positions as described above. Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that the company is providing to its executive officers.

As part of this review, the Committee also considers internal pay equity, both in terms of the total compensation of each executive officer as compared to the CEO, and within the officer group as compared to each other, considering individual responsibilities and experience levels. The Committee believes the executive compensation program should be internally consistent and equitable in order for it to achieve the objectives as outlined in the “Executive Summary” of this CD&A.

At the 2011 annual meeting of stockholders, shareholders were asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting, and our shareholders overwhelmingly approved the proposal, with 94% of the votes cast in favor. The Board and the Compensation Committee reviewed the vote results, and no changes were made to our executive compensation program based on those results.

Compensation Program Risk Assessment

In early 2012, the Compensation Committee reviewed the structure of the company’s compensation program in light of the key business risks as identified by the company’s enterprise-wide risk assessment conducted annually by management and reviewed with the Audit Committee and the Board. The Committee also considered how the elements of the compensation program encourage or discourage certain risk-taking behaviors. Based on the review conducted by the Committee of the compensation program in the context of the company’s risk assessment, the Compensation Committee determined that the compensation program provides appropriate incentives and does not encourage executives to take excessive business risks. The Committee considered the following risk-mitigating factors of the program:

➢	Mix of annual incentive goals, so that there is not undue pressure to achieve one measure of success without considering the impacts on other aspects of the business;
➢	Limit on the amount of annual incentive awards to 150% of target, so that there is not an incentive to achieve an excessive one-time payout;
➢	A significant portion of compensation is based on company performance while still paying a certain amount of fixed compensation;
➢	A significant percentage of the equity incentives is in the form of performance shares with a three-year performance period to encourage a focus on long-term shareholder value; and
➢	Our equity incentives do not include stock options, so that executives’ interests are more closely aligned with the interests of long-term shareholders.

In addition, the executive compensation program includes the following risk-mitigating guidelines and policies:

➢	Stock Ownership Guidelines of five times base salary for the CEO and three times base salary for other executive officers

The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines, and determined that as of December 31, 2011, all executive officers were in compliance. In the event that any executive officer is not in compliance with the guidelines, the Committee will consider paying annual incentives in the form of stock to the extent necessary to bring his or her holdings into compliance.

➢	A Claw-Back Policy that applies to all officers in the event of any financial restatement if a lower payment would have been made to the officer based upon the restated financial results, regardless of the cause of the restatement (whether or not due to fraud or the fault of the officers)

The claw-back policy, which has been in place since 2009, applies to annual incentive awards in the case of any financial restatements, and to proceeds from stock and option sales if an officer engaged in an act of embezzlement, fraud or breach of fiduciary duty that contributed to the need to restate the company’s financials. The full text of the policy is included in the company’s Corporate Governance Guidelines available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com.

➢	A Hedging Policy that prohibits officers and directors from entering into hedging transactions with respect to our stock

The hedging policy prohibits hedging transactions such as zero-cost collars and forward sale contracts, which would allow the person to continue to own the covered securities, but without the full risks and rewards of ownership, potentially causing that person’s objectives to diverge from our other shareholders.

Discussion and Analysis of Each Element of Compensation

Base Salary

The Compensation Committee considers potential adjustments to each named executive officer’s base salary on an annual basis. This process begins with setting a salary range for each officer grade based on market data for executives in similar positions from compensation and benefits survey data developed by national compensation consulting firms. After setting the salary ranges for each grade, the Committee then considers base salary adjustments for the executive officers, taking into account the midpoint of the officer’s assigned salary grade, the Committee’s evaluation of each executive officer’s individual performance and responsibilities, and the market data described above, and in particular the median salary for similar positions using that market data. The Committee evaluates individual performance and responsibilities by reviewing a written assessment provided by the executive officer and by the person to whom that executive officer reports. The Committee believes that reviewing salary ranges, market data and performance evaluations allows it to consider all appropriate variables, such as individual officer’s responsibilities and experience levels, and to tailor salaries accordingly, while remaining competitive with the marketplace.

In early 2011, the Committee reviewed this information and took into consideration the relevant market data, the company’s financial results from 2010, and the individual considerations described above. The base salaries of the CEO and CFO, who had been brought into their respective roles within the past two years, were initially set well below the median of the market data for those positions to allow these officers to grow into those roles. Based on this factor and strong 2010 performance, the CEO and CFO salaries were each increased by 17%, which brought them closer to the median of the peer group salary data. On average the other named executive officer salaries (other than the Executive Chairman) were increased by 6%. The Executive Chairman’s salary declines each year pursuant to his employment agreement. For 2011, all of the named executive officer salaries were within 15% of the 50th percentile of the market data.

Annual Incentive Awards

Summary

The annual incentive awards paid for 2011 were based on a target award percentage and the level of achievement of the performance goals established for each executive officer at the beginning of 2011, as described below. TECO Energy officers’ goals were based on achievement of TECO Energy financial performance targets, while operating company presidents’ goals were based primarily on the performance of the operating company over which they have direct responsibility, with a smaller percentage tied to overall TECO Energy performance.

2011 Annual Incentive Award Plan Goals and Results

Below are definitions for each of the goals used for the 2011 Annual Incentive Award Plan:

➢	Income Goals: earnings from continuing operations before charges and gains, calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results”;
➢	Cash Goals: cash outflows for investing activities, which is equal to capital expenditures and disbursements for the year, less allowance for funds used during construction and proceeds from the sale of property and equipment.
➢	Individual Business Plan Goals: individual goals for each officer designed to help the company achieve its overall business plan goals (each named executive officer’s individual goals are described on page 18)

The 2011 goals, results and payments made to each named executive officer under the annual incentive award plan are summarized in the tables below. The Non-GAAP reconciliation table included in our Annual Report on Form 10-K for the year ended December 31, 2011 shows how the amounts corresponding to the income goals were calculated.

	Relative Weightings		Performance Targets (millions)			Results
Performance Measure	TECO Energy Officer %	Tampa Electric Co. President %	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	2011 Results (millions)	Achievement Percentage
TECO Energy Income Goal	60%	15%	$254.5	$286.2	$302.9	$272.6	76%
TECO Energy Cash Goal	20%	5%	($483.8)	($430.0)-(449.6)	($395.8)	($461.9)	82%
Tampa Electric Co. Income Goal	0%	45%	$211.7	$237.3	$247.1	$235.3	90%
Tampa Electric Co. Cash Goal	0%	15%	($424.7)	($376.3)-(395.9)	($347.5)	($394.9)	100%
Individual Business Plan Goals	20%	20%	Goals described on page 18;Level of achievement can range from 0% to 200%			Individual results provided on page 18

Name	2011 Annual Incentive Target Award (% of Salary)	2011 Annual Incentive Target Award Amount	2011 Annual Incentive Award Paid
John B. Ramil	75%	$562,500	$549,900
Gordon L. Gillette	65%	$325,000	$350,805
Sandra W. Callahan	55%	$225,500	$218,735
Clinton E. Childress	45%	$150,638	$144,612
Sherrill W. Hudson	75%	$243,750	$238,290

Determination of 2011 Target Award Levels

At the beginning of the year, the Compensation Committee set a target award percentage for the CEO and recommended a target award percentage for each of the other officers that they would receive if the performance goals were met. To determine the total annual incentive opportunity for the officer, the target award percentage was multiplied by the officer’s base salary. Target award percentages were selected based on the market data described under “Compensation Review Process” above to provide a fully competitive total cash opportunity in line with the total target compensation amount determined for each executive officer, assuming payout of the annual incentive award at the target level. In setting the target award percentage, the Compensation Committee also considered the portion of compensation “at risk” and whether this portion was reflective of the level of that officer’s accountability for contributing to bottom-line results and the degree of influence that officer has over results and our success compared to other companies in our industry. The annual incentive award target award percentages, target award amounts and annual incentive awards paid for the named executive officers for 2011 are shown above.

Determination of 2011 Performance Metrics and Targets

Our annual incentive award plan provides that each year, profit, growth and/or operational effectiveness goals are set for the plan participants. The Board set threshold, target and maximum goals for the income goals and cash goals as shown in the table above. Threshold performance represents the minimum performance that still warranted incentive recognition for that particular goal (paid at 50% of the target award level), and maximum performance represents the highest level likely to be attained (capped at 150% of the target award level). The target income and cash goals were based on the relevant business plan income and cash targets, and the threshold and maximum goals were set at different percentages of achievement of the business plan, depending on the level of unpredictability of results at each company. These goals are designed to recognize exceptional performance for the year at above the 100% level, while only providing a payout for performance that is better than the threshold.

Under the terms of the annual incentive award plan, if TECO Energy’s threshold income goal is not achieved, then no incentive awards are paid to any officer, including the operating company officers.

To set individual business plan goals, at the beginning of the year, each executive officer worked with the person he or she reported to in order to identify individual goals that would help the company achieve its overall business plan goals. These individual goals were then reviewed by and discussed with the CEO, and then presented to the Compensation Committee for review and recommendation to the Board for approval. The CEO’s individual goals were reviewed by and discussed with the Executive Chairman and then presented to the Compensation Committee for review and approval.

Individual business plan goals for the respective named executive officers related to:

Mr. Ramil: operating company business plan leadership; financial strategies and financial community communications; governmental affairs and regulatory matters; strategic planning and positioning for growth; and corporate values.

Mr. Gillette: execution of the 2011 business plan; positioning for growth, efficiency, business practices and technology improvements; utility-related initiatives; development of long-range plans and identification of growth opportunities; corporate values and safety.

Ms. Callahan: visibility with the financial community and communication of growth and strategy message; operating company financial performance and business plan initiatives; capital access and effective management of financial risk; leadership in implementing new financial systems; and providing mentoring for increased financial acumen.

Mr. Childress: the performance of the corporate services team; efficiency of services delivery; corporate-wide human resources strategy; implementation of technology improvements; and leadership development.

Mr. Hudson: Board and shareholder meetings and investor events; business plans and strategy; mentoring; maximizing shareholder value; and community involvement.

Determination of 2011 Annual Incentive Plan Payouts

After the end of the year, the Committee calculated the amount of the annual incentive awards by multiplying levels of goal achievement by the weightings assigned to each goal, and then multiplying the total by the target award, producing the calculated award. The Committee then reviewed the calculated award in light of the participant’s total performance during the year, and considered whether the plan formula would unduly penalize or reward management. In such cases, the Committee has discretion to increase or decrease awards to better meet the plan’s intent of relating rewards to management performance; however in no event can the total payout exceed 150% of the target. The Committee did not make any adjustments to the 2011 awards calculated pursuant to the plan formula.

The level of achievement of the individual business plan goals is a subjective determination made by the Compensation Committee after reviewing a performance evaluation of each executive officer with respect to each specific goal. These performance evaluations are first reviewed by the CEO (except in the case of the Executive Chairman) and then presented to the Compensation Committee for its evaluation for all executive officers. The level of achievement of the Executive Chairman’s individual business plan goals is a subjective determination made by the Committee after reviewing his performance evaluation. The Committee recommends individual performance achievement for Board approval for the named executive officers after receiving recommendations from the CEO. Individual performance for the CEO is subjectively determined by the Compensation Committee after reviewing the recommendation of the Executive Chairman. Based on these assessments, the 2011 individual business plan goal achievement percentages were as follows: John Ramil: 180%, Gordon Gillette: 185%, Sandra Callahan: 176%, Clinton Childress: 171%, and Sherrill Hudson: 180%.

The total amounts awarded under the 2011 annual incentive program are shown under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 21.

Long-Term Incentive Awards

Mix of Types of Awards

The long-term incentive component of our compensation program consists of equity-based grants, which in 2011 were in the form of 70% performance shares and 30% time-vested restricted stock. This mix is meant to tie the largest percentage of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to shareholder return and continued service. The Committee determined that this design for payout best reflects the objective of granting the performance shares by directly tying the amount received to total shareholder return relative to a group of our peers, and that the payout formula provides incentive for exceptional performance while still serving as a retention incentive.

The Committee does not grant stock options because it previously determined that restricted stock grants more closely serve the goals of tying compensation levels to company performance and promoting long-term retention of executives. Also, by granting restricted stock instead of stock options, fewer shares are used to deliver the same value to employees, which means less dilution to shareholders.

Performance Share Formula

The payout or forfeiture of performance shares is dependent upon the total shareholder return of our common stock over a three-year period relative to that of the median company of the companies listed in the Dow Jones Electricity and Multiutility Groups.

Total return is calculated by dividing (1) the sum of (a) the amount of dividends with respect to the three-year performance period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the three-year performance period, by (2) the closing share price at the beginning of the three-year performance period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. Share price is equitably adjusted for stock splits and other similar corporate actions affecting stock.

If our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 100% of the target amount. If the total return is in the top 10% of the companies, the payout will be at 150% of the target amount. If the total return is in the bottom quarter of these companies, there will be no payout. A minimum payout of 25% of the target amount will be made if we are at the 25th percentile. Payout is prorated for performance between the bottom quarter and top 10%.

Equity Vesting Schedules

The performance shares vest at the end of the three-year performance period, depending on the formula as described above. At the end of the three-year period either (i) the performance shares are forfeited, or (ii) the shares vest and, potentially, additional shares are granted. The time-vested restricted stock vests in a single installment three years from the date of grant. At the time of vesting of either the performance shares or time-vested restricted stock, the holder becomes the holder of shares of non-restricted common stock with the same terms as our common stock.

Determination of 2011 Long-Term Incentive Awards

In 2011, at the recommendation of SH&P, the Committee used a total compensation approach to determine levels of long-term incentive awards. Long-term incentive awards were granted at levels that provided each executive officer with total target compensation that was in line with the total targeted compensation amounts developed for each officer using the data and process described under “Compensation Review Process” above. The Executive Chairman’s long-term incentive awards are governed by his employment agreement described below. The target long-term equity incentive award opportunity as compared to base salary is shown on the charts on page 13; the target long-term equity incentive award opportunity was 3.2 times base salary for Mr. Ramil, 1.5 times for Mr. Gillette, 2 times for Ms. Callahan, 2 times for Mr. Childress, and 1.8 times for Mr. Hudson.

The Committee also reviewed information that showed total equity holdings for each executive officer, including vested and unvested awards and the total value of those holdings. Currently, none of our executive officers owns more than 1% of our outstanding common stock (including options granted in previous years). The Committee determined that the amount of equity incentive awards it granted in 2011 was appropriate because levels of equity ownership were still at levels at which additional equity grants would be meaningful incentives for our executives, and the amounts realizable from equity ownership were not so large as to warrant reduction or elimination of the equity incentive award levels described above.

The Committee also considered the total number of shares subject to equity incentive awards in relation to the total number of our outstanding shares. The 2011 grants (including grants to all employees who receive them) were approximately 0.3% of our outstanding shares. The Committee also reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants.

Using this information, the Committee made equity incentive award grants at a level that it believed would enable us to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

Payment of Dividends

Beginning with awards made in 2010, dividends are not paid on unvested performance-based awards (but are accumulated and paid on the amount of the award that vests). Holders of time-vested restricted stock and performance shares granted before 2010 receive the same dividends as holders of other shares of our common stock. For the performance shares granted in 2009, this means that during the three year performance period, dividends are paid on the target number of shares and are retained by the executives even if the underlying shares are forfeited at the end of the performance period.

Timing of Long-Term Incentive Awards

The Compensation Committee has a long-standing practice of making annual equity-incentive award grants on the date of our annual shareholders’ meeting. On selected occasions, it has granted equity incentives upon election of a new executive officer. In all cases, the grant date was the same day that the Committee approved the grant. Stock options have not been granted since 2006. When they were granted, the exercise price for all stock options was set at the fair market value on the date of grant, which at that time was determined by averaging our high and low stock price on the day preceding the date of grant.

Sale of Shares by Executives

In granting equity incentive awards, the Committee is aware that each year in the late March to early May time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at about that time, shares may be sold by the executive officers or withheld by TECO Energy to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the company’s prospects by the executive officers.

Retirement and Other Benefits

Supplemental Executive Retirement Plan

We have a supplemental retirement plan that provides benefits at a level not available under the tax-qualified plan and is meant as an additional aid in attracting and retaining officers in key positions. Our named executive officers (other than our Executive Chairman) participate in the supplemental retirement plan. The Committee reviews the terms and benefits of this plan from time to time, and the consultant provides the Committee with market data showing the prevalence of similar plans at the peer group companies described above, and the types of benefits provided by those plans.

Change-in-Control Agreements

We have change-in-control agreements with each of our executive officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change-in-control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. The agreements for our named executive officers are discussed in greater detail under “Post-Termination Benefits.” The Committee’s consultant reviews the level of benefits in these agreements and provides an assessment of their reasonableness given practices in the market. We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company.

Executive Chairman Employment Agreement

As part of the transitioning of the CEO position to Mr. Ramil in 2010 and the naming of Mr. Hudson, our former CEO, to the position of Executive Chairman, the Board determined that it was appropriate to enter into an employment agreement with Mr. Hudson. The agreement provides for Mr. Hudson to serve as Executive Chairman through December 31, 2012, for an annual salary of $325,000 for 2011, and $270,000 for 2012. The agreement provides for a target incentive opportunity of 75% of his then annual salary under the annual incentive award plan, and also provides that he will receive equity incentive grants under the equity incentive plan at the same time and under the same terms and conditions as the company’s other officers, except that the target amount of such grants will be based on 150% of his then annual base salary. The severance provisions of the employment agreement are discussed under “Post-Termination Benefits” below.

Minimal “Other Compensation”

In 2011, other compensation reported in the Summary Compensation Table on page 21 for each named executive officer was less than 1% of total compensation for the year. These amounts were for company matches to our defined contribution (401k) plan, a benefit that is available to all of our employees that contribute to the savings plan; an annual premium of $312 for a $100,000 supplemental life insurance policy for each of our officers and key employees.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we will not receive a federal income tax deduction for compensation to any named executive officer that exceeds $1 million, unless the compensation is “performance-based” as defined in the Code. Compensation attributable to performance shares and stock options is not subject to the Section 162(m) limit because it meets the definition of “performance-based” compensation in the Code. The Committee tries to maintain the deductibility of compensation to the greatest extent possible; however, its primary objective in making compensation decisions is to provide compensation that best meets the goals of the compensation program. Therefore, while the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the objectives of the compensation program described above, and compensation may be awarded that is not fully deductible if necessary to meet these objectives.

The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were employed by us as of December 31, 2011. In August 2010, Mr. Ramil was appointed CEO, and Mr. Hudson, our former CEO, was appointed Executive Chairman.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [2] ($)	All Other Compen- sation [3]($)	Total ($)
John B. Ramil	2011	750,000	2,393,395	549,900	1,370,374	9,132	5,072,801
President and Chief	2010	639,615	1,123,330	638,426	520,206	8,736	2,930,313
Executive Officer	2009	534,000	667,014	417,856	624,313	7,662	2,250,845
Gordon L. Gillette	2011	500,000	741,954	350,805	566,555	9,132	2,168,446
President, Tampa Electric	2010	465,000	593,199	412,404	335,925	8,736	1,815,264
Company	2009	455,500	454,321	319,324	375,012	7,662	1,611,819
Sandra W. Callahan	2011	410,000	644,069	218,735	862,963	9,132	2,144,899
Senior Vice President –	2010	350,000	505,409	244,048	606,161	8,736	1,714,354
Finance and Accounting and Chief Financial Officer	2009	262,633	103,774	159,706	271,143	7,662	804,918
Clinton E. Childress	2011	334,750	662,119	144,612	354,546	9,132	1,505,159
Senior Vice President,	2010	325,000	412,512	183,950	213,000	8,736	1,143,198
Corporate Services and Chief Human Resources Officer	2009	313,000	305,113	152,873	361,594	7,662	1,140,242
Sherrill W. Hudson	2011	325,000	583,390	238,290	23,995	9,132	1,179,807
Executive Chairman of the	2010	684,333	1,685,006	708,560	23,945	52,488	3,154,332
Board	2009	826,189	1,420,772	737,199	23,467	120,713	3,128,340

(1)	The amounts reported for stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions made in valuations of stock awards. As noted in the description of “Long-Term Incentive Awards” above, 70% of the value of stock awards are provided in the form of performance shares, which are shares of restricted stock that vest or are forfeited depending on the satisfaction of performance conditions based on the total return on our common stock over a three-year period. Therefore, depending on the company’s stock performance, up to 70% of the shares, the value of which are reported under “Stock Awards,” may ultimately be forfeited, or an additional 50% of those shares may be earned.

(2)	This column shows the change in the actuarial present value of the benefits that would be provided under our tax-qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay, year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 24-25 for a description of our retirement plans. The change in value attributable to the tax-qualified plan in 2011, 2010, and 2009, respectively, was: $102,342, $99,499 and $89,310 for Mr. Ramil; $76,413, $69,470 and $59,025 for Mr. Gillette; $114,400, $112,541 and $111,555 for Ms. Callahan; $125,043, $130,336 and $138,935 for Mr. Childress; and $23,995, $23,945 and $23,467 for Mr. Hudson. The balance in each case represents the change in value of the supplemental plan. The company does not maintain a deferred compensation plan for employees.

(3)	The amounts reported in this column for 2011 include for each named executive officer $312 in premiums paid by us for supplemental life insurance and $8,820 of employer contributions under the TECO Energy Group Retirement Savings Plan.

Grants of Plan-Based Awards for the 2011 Fiscal Year

Name/Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1,2]			Estimated Future Payouts Under Equity Incentive Plan Awards [2,3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#)	Grant DateFair Value of Stock and Option Awards [5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John B. Ramil
annual incentive program	02/02/11	281,250	562,500	843,750
performance shares	05/03/11				22,876	91,503	137,255		1,700,721
time-vested restricted stock	05/03/11							36,058	692,674
Gordon L. Gillette
annual incentive program	02/02/11	162,500	325,000	487,500
performance shares	05/03/11				7,092	28,366	42,549		527,225
time-vested restricted stock	05/03/11							11,178	214,729
Sandra W. Callahan
annual incentive program	02/02/11	112,750	225,500	338,250
performance shares	05/03/11				6,156	24,624	36,936		457,674
time-vested restricted stock	05/03/11							9,703	186,395
Clinton Childress
annual incentive program	02/02/11	75,319	150,638	225,957
performance shares	05/03/11				6,329	25,314	37,971		470,499
time-vested restricted stock	05/03/11							9,975	191,620
Sherrill W. Hudson
annual incentive program	02/02/11	121,875	243,750	365,625
performance shares	05/03/11				5,576	22,304	33,456		414,553
time-vested restricted stock	05/03/11							8,789	168,837
(1)	The amount that was received in 2011 under the annual incentive program is reported for each officer in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	See the descriptions in the CD&A regarding how the threshold, target and maximum awards are determined.
(3)	Amounts in these columns represent performance share grants made under our 2010 Equity Incentive Plan.
(4)	Amounts in this column represent time-vested restricted stock grants made under our 2010 Equity Incentive Plan.
(5)	The value of performance shares is based on the expected outcome as of the date of grant based on a relative total shareholder return model using a Monte-Carlo simulation, in accordance with FASB ASC Topic 718.

The amounts payable under the annual incentive plan are determined based on the achievement of certain corporate financial and individual qualitative goals described in the Compensation Discussion and Analysis (CD&A) section above. The threshold, target and maximum amounts that could have been paid under the 2011 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards.”

Information regarding the formula used to determine the payout of the performance shares, equity vesting schedules and the payment of dividends is included in the CD&A under corresponding headings.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
John B. Ramil
	51,622	27.9650	04/16/2012	3,900	[3]	74,646	46,350	[4]	887,139
	101,786	13.5000	04/27/2014	18,250	[5]	349,305	47,250	[6]	904,365
	55,500	16.2050	04/26/2015	18,650	[7]	356,961	91,503	[8]	1,751,367
	72,450	16.2950	04/25/2016	36,058	[9]	690,150
Gordon L. Gillette
	28,188	27.9650	04/16/2012	12,450	[5]	238,293	31,550	[4]	603,867
	39,300	16.2050	04/26/2015	9,850	[7]	188,529	24,950	[6]	477,543
	40,000	16.2950	04/25/2016	11,178	[9]	213,947	28,366	[8]	542,925
Sandra W. Callahan
	8,151	27.9650	04/16/2012	2,850	[5]	54,549	7,200	[4]	137,808
	3,169	11.0850	04/20/2013	8,400	[7]	160,776	21,250	[6]	406,725
	8,656	13.5000	04/27/2014	9,703	[9]	185,715	24,624	[8]	465,561
	1,950	16.2050	04/26/2015
	4,433	16.2950	04/25/2016
Clinton E. Childress
	10,528	27.9650	04/16/2012	8,350	[5]	159,819	21,200	[4]	405,768
	14,950	16.2050	04/26/2015	6,850	[7]	131,109	17,350	[6]	332,079
	22,650	16.2950	04/25/2016	9,975	[9]	190,922	25,314	[8]	484,510
Sherrill W. Hudson
	10,000	13.6350	01/28/2013	38,900	[5]	744,546	98,700	[4]	1,889,118
	2,500	11.0850	04/20/2013	27,950	[7]	534,963	70,900	[6]	1,357,026
	2,500	13.5550	04/26/2014	8,789	[9]	168,221	22,304	[8]	426,899
	50,000	12.0050	07/06/2014
	50,000	12.6053	07/06/2014
	50,000	13.2055	07/06/2014
	110,050	16.2050	04/26/2015
	138,200	16.2950	04/25/2016
(1)	Shares shown under these columns are time-vested restricted shares that vest three years following the date of grant on the dates shown in footnotes 5, 7 and 9 below, or vest at normal retirement age, as shown in footnote 3, below.
(2)	Shares shown under these columns are the target amount of performance shares that vest only if certain performance criteria are met at the end of a three year performance period; the performance periods for such shares end on the dates shown in footnotes 4, 6 and 8, below.
(3)	Vest at normal retirement age, as defined in the TECO Energy Group Retirement Plan.
(4)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2012.
(5)	Vest in one installment on April 29, 2012, three years from the date of grant.
(6)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2013.
(7)	Vest in one installment on May 5, 2013, three years from the date of grant.
(8)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2014.
(9)	Vest in one installment on May 4, 2014, three years from the date of grant.

Option Exercises and Stock Vested in the 2011 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting [1] (#)	Value Realized on Vesting [1] ($)
John B. Ramil	0	0	72,918	1,374,176
Gordon L. Gillette	0	0	43,274	815,520
Sandra W. Callahan	0	0	9,536	179,709
Clinton E. Childress	17,772	107,207	28,296	533,256
Sherrill W. Hudson	0	0	132,568	2,498,316
(1)	The shares acquired on vesting were time-vested restricted stock and 131% of the performance shares granted in May 2008.

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of December 31, 2011, the most recent pension plan measurement date for financial reporting purposes. The “qualified plan” refers to the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to our U.S. employees. The “supplemental plan” refers to the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan described in the CD&A under the section entitled “Retirement and Other Benefits.” Mr. Hudson does not participate in our supplemental executive retirement plan.

Name	Plan Name	Number of Years Credited Service [1] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John B. Ramil	qualified plan supplemental plan	36	679,403 5,332,795	—
Gordon L. Gillette	qualified plan supplemental plan	31	436,476 2,782,532	—
Sandra W. Callahan	qualified plan supplemental plan	24	764,979 2,152,422	—
Clinton E. Childress	qualified plan supplemental plan	41	1,111,829 2,165,412	—
Sherrill W. Hudson	qualified plan supplemental plan	8	143,990 0	—
(1)	The number of years of credited service is the same for both plans, and is rounded to the nearest whole year.

Qualified Plan

Our U.S. employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of three years of service or reaching the age of 65. All of our named executive officers are vested in this plan. Normal retirement age for the qualified plan is the same as the eligibility age for unreduced Social Security benefits.

The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant.

The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at the earliest age at which retirement benefits are available without reduction for age, using a present value discount rate of 4.797%, which is the same discount rate used for pension plan measurement for financial statement reporting purposes, and a lump sum conversion rate based on segment rates as defined under section 417(e)(3) of the Internal Revenue Code for 2010.

Supplemental Plan

The normal retirement payment and benefit formula for the named executive officers who are participants in the supplemental plan is 3% times final average earnings times years of credited service, up to a maximum of 20 years (therefore the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The plan was amended in 2007 to provide that the benefit formula for new participants is 2% times final average earnings times years of credited service, up to a maximum of 30 years; however, all of our named executive officers became participants in the plan prior to that change.

The earnings covered by the qualified plan and supplemental plan are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefits are computed as a straight-life annuity commencing at the officer’s normal retirement age and are reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 and two months for Mr. Ramil, 64 for Mr. Gillette, and 63 for Ms. Callahan and Mr. Childress. A reduced amount of benefits may be received upon retirement any time after age 55, as long as the officer has five years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs before the officer retires but after reaching early retirement age, the officer would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum five years of service requirement would not apply. Before early retirement age, a benefit would also be payable based on length of service and final average earnings on the date of the change of control, reduced by between 41% and 90% depending on the number of years the change of control occurred before the participant’s normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using the discount rate of 4.797% described above.

The qualified plan and supplemental plan also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching normal retirement age, the benefit is based on the officer’s service as if employment had continued until such age. The supplemental plan death benefit is payable in the form of a lump sum to the spouse minus benefits payable to the spouse under the qualified plan.

Post-Termination Benefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders have less than 50% of the voting power in the surviving entity, or a liquidation or sale of substantially all of our assets.

The change-in-control agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if there is a change in control or one is contemplated, and

➢	employment is terminated by us without cause (as defined below), or
➢	employment is terminated by the officer for good reason (as defined below).

If employment is terminated under those circumstances, after expiration of a six-month deferral period as may be required under Section 409A of the Internal Revenue Code, we will make:

➢	a lump sum severance payment to the officer of three times his or her annual salary and target annual incentive award,
➢	a cash payment equal to the actuarial equivalent of the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination,

➢	participation available in our life, disability, accident and health insurance plans for a three-year period, except to the extent these benefits are provided by a subsequent employer, and

➢	for executive officer change-in-control agreements put in place before 2010, a payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control. However, such payment will only be made if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%.

It is the Compensation Committee’s intention to not provide excise tax gross-ups (described in the last bullet point above) in change-in-control agreements going forward. Consistent with this intention, Ms. Callahan’s change-in-control agreement, which was amended in 2010 following her promotion to Chief Financial Officer to make it consistent with the other executive officers’ change-in-control agreements, does not provide for an excise tax-gross up, but rather provides that benefits will be capped in those instances in which applying such cap would provide greater after-tax benefits.

For the purposes of the change-in-control agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. Termination of employment for “good reason” is defined as termination by the officer following the assignment to the officer of any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, the company’s requiring the officer to be based more than 50 miles from current job location, the failure by the company to pay compensation within seven days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or the company’s attempt to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of our annual incentive plan, an incentive award equal to the target incentive amount for the year or the target incentive amount for the prior year (if greater), prorated for the number of days served in the year the termination occurred.

The agreements require that the officer, subject to the terms of the agreement, remain our employee for one year following a potential change in control (unless an actual change in control occurs, as defined above). The agreement defines potential change in control more broadly than an actual change in control to ensure that the company receives the benefit of the continued employment of the officer after such an event occurs. A “potential change in control” would occur if we entered into an agreement that would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions which would constitute a change in control, if any person acquired or disclosed a plan to acquire 9.9% or more of our outstanding common stock, or if the Board adopted a resolution to the effect that a potential change in control of the company has occurred.

Other benefits may also be paid in connection with a change in control under the supplemental executive retirement plan (as described above under “Pension Benefits”). The agreements governing all outstanding time-vested restricted stock and performance share awards are “double-trigger” arrangements, such that vesting of the shares is only accelerated following a change in control, as defined above, if the grantee is also terminated without cause or terminates employment with good reason, also as defined above. (The payout of the performance shares under those circumstances would still be based on the applicable performance calculation.)

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of the named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. There are no agreements or arrangements with these officers for any termination scenarios not involving a change in control, except pursuant to Mr. Hudson’s employment agreement as Executive Chairman, described below.

The amounts below are calculated as if such event had occurred on December 31, 2011, based on our closing stock price on that day of $19.14. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date.

The change-in-control agreements provide enhancements to the benefit formula of the retirement plans, as described above, and the retirement-related benefits shown below are the incremental amounts that represent the enhanced benefit only. The tax-qualified defined benefit plan and supplemental executive retirement plan are described in more detail under “Pension Benefits” above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section.

Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage.

Under the terms of our change-in-control agreements, the named executive officers other than Ms. Callahan would be eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code, as described in more detail above. The amounts shown below are pre-tax, that is, the officer would be responsible for paying income, excise, and any other applicable taxes on the amounts received.

Name	J. B. Ramil	G. L. Gillette	S. W. Callahan	C. E. Childress	S. W. Hudson

Cash Severance	$3,937,500	$2,475,000	$1,906,500	$1,456,163	$3,017,853

Accelerated Equity Vesting	2,554,386	1,380,396	653,650	973,020	3,817,013

Health Care Benefits	51,546	47,871	16,660	33,217	33,217

Retirement-Related Benefits	1,496,277	1,864,052	824,431	0	418,407

Excise Tax Gross-Up	2,650,663	1,925,423	0	725,338	0

Total	$10,690,372	$7,692,742	$3,401,241	$3,187,738	$7,286,490

Executive Chairman Employment Agreement

In connection with Mr. Hudson’s appointment as Executive Chairman of the Board, the company entered into an Employment Agreement with Mr. Hudson dated August 4, 2010. The employment agreement provides that Mr. Hudson will be entitled to a severance payment if his employment is terminated without cause, which is defined the same as in the change-in-control agreements described above, and if he signs a release with respect to potential claims relating to his employment or termination. The severance payment in such event would be equal to 100% of his base salary plus target bonus for the remainder of the term of the agreement. If such a termination had occurred on December 31, 2011, Mr. Hudson would have received cash severance of $472,500 pursuant to the employment agreement. In the event of a termination in connection with a change in control, severance would be calculated pursuant to his change-in-control agreement as shown in the table above, and no severance would be due under the employment agreement.

Item 2 - Ratification of Appointment of Independent Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2012 (referred to throughout this proxy statement as the “independent auditor”). Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2012 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2012.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2011, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2011	2010
Audit fees	$1,307,000	$1,267,000
Audit-related fees	148,492	197,564
Tax fees
Tax compliance fees	31,850	43,007
Tax planning fees	—	—
All other fees	126,800	56,560
Total	$1,614,142	$1,564,131

Audit fees consist of fees for professional services performed for (i) the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, (ii) the related reviews of the financial statements included in our 10-Q filings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements and (iv) reviews related to financings and SEC filings.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting bodies.

Tax fees consist of tax compliance fees for tax return review and income tax provision review, and tax planning fees, including tax audit advice.

All other fees consist of fees for other work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee under the policy described below.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee is comprised of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the qualifications, independence and performance of our independent auditor, (e) the performance of the internal audit department, (f) our compliance with legal and regulatory requirements, (g) our policies and procedures for risk assessment and risk management and (h) our ethics policy. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com.

[remainder of Audit Committee Report to be included in the Definitive Proxy Statement]

Item 3 – Advisory Approval of the Company’s Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

At the 2011 annual meeting of stockholders, we provided our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting, and our shareholders overwhelmingly approved the proposal, with 93% of the votes cast in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years. At our 2011 annual meeting, 87% of the votes cast were in favor of an annual advisory vote, which was the Board’s recommendation on the proposal, and we are therefore again asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules.

As discussed in greater detail in the Compensation Discussion & Analysis section of this proxy statement beginning on page 11, our executive compensation program is designed to enhance shareholder value by (a) providing incentives to management to create value consistent with the company’s business strategy and (b) linking the interests of our executives to the long-term interests of our shareholders. We align pay with performance through a variety of mechanisms, including annual incentives based on corporate financial goals, and performance shares, which are earned based on total shareholder return relative to peer companies over a three-year period. We have instituted strong corporate governance provisions as part of our executive compensation program, such as a claw-back policy designed to recoup incentive payments to any officer that were based on financial statements that are restated for any reason, a double-trigger requirement for acceleration of equity award vesting (meaning that equity awards do not vest upon a change-in-control unless the officer is also terminated without cause or terminates employment with good reason), stock ownership guidelines, and a prohibition on hedging company stock.

Please review the Compensation Discussion and Analysis beginning on page 11 and the accompanying tabular and other disclosures on executive compensation beginning on page 21, and cast a vote either to endorse or not endorse our executive compensation program. A vote “For” this proposal is an advisory vote approving the compensation of TECO Energy, Inc.’s named executive officers, including its compensation practices and principles and their implementation, as discussed and disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

While this vote is not binding on the company, the Board and the Compensation Committee will take into consideration the outcome of this vote in determining future compensation arrangements.

The Board of Directors recommends a vote FOR the above proposal.

Item 4 – Proposal to Amend and Restate the

Articles of Incorporation to Declassify the Board of Directors

Article IX of the company’s Articles of Incorporation and Section 3.2 of the company’s Bylaws currently provide that the Board shall be divided into three classes, with each class of directors to hold office for three years. The Board is recommending that the shareholders approve an amendment and restatement of the Articles of Incorporation to declassify the Board.

The Board, through its Governance and Nominating Committee, regularly evaluates all of the company’s corporate governance practices. In the past, the Board has determined that maintaining a classified board structure was in the best interests of the company and its shareholders due to the advantages of this structure, including providing continuity and stability in pursuing our business strategies and policies, reinforcing our commitment to a long-term perspective and helping to protect the company against hostile and unsolicited takeover attempts that do not offer fair value to all shareholders. Despite these advantages, the Board also recognizes that many investors and advisors believe that annual director elections enhance directors’ accountability to shareholders. A majority of the shareholders voting at the company’s 2009 and 2011 annual shareholders’ meetings voted in favor of the non-binding declassification proposals submitted by a shareholder at those meetings. After careful consideration of this issue, including the advantages and disadvantages of a classified Board, and taking into account the views of the company’s shareholders, the Board has determined that amending and restating the company’s Articles of Incorporation to provide for annual election of directors is in the best interests of the company and its shareholders.

If the proposed amendment and restatement of the company’s Articles of Incorporation is approved by the shareholders at this meeting, the annual election of directors would be phased in over a three-year period. The proposed amendment does not shorten the term of any director currently in office, including those elected at the 2012 annual meeting, meaning those directors elected at this meeting would complete their respective terms as specified in “Item 1 – Election of Directors” of this proxy statement. Beginning with the 2013 annual meeting of shareholders, directors whose terms expire at that meeting would be nominated for election for one-year terms. Beginning with the 2015 Annual Meeting, all director nominees would be nominated for election for one-year terms. In addition, the proposed amendment also includes minor changes to clarify how vacancies on the Board would be filled and to clarify that a director being removed from the Board does not vote on such removal. This description of the proposed amendment is qualified in its entirety by the actual text set forth in Appendix B, which contains the proposed amendment of the Articles of Incorporation.

The affirmative vote of a majority of the shares voted on this matter is required to approve this amendment and restatement of the company’s Articles of Incorporation. If the shareholders approve the amendment and restatement of the Articles of Incorporation, it will become effective upon the filing of the amended and restated articles of incorporation with the Florida Department of State, which the company would file promptly after the 2012 annual shareholders’ meeting. In addition, corresponding changes would be made to the company’s Bylaws to reflect the absence of a classified board, which will become effective concurrently with the effectiveness of the Amended and Restated Articles of Incorporation. If this proposal is not approved by the shareholders, the Board will remain classified and the directors will continue to be elected to serve three-year terms as provided in the current Articles of Incorporation and Bylaws.

The Board of Directors unanimously recommends a vote FOR the above proposal.

Item 5 - Shareholder Proposal

The Office of the Comptroller of New York City, 1 Centre Street, New York, NY 10007-2341, as the trustee and/or custodian of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System, has advised us that together these funds beneficially own 492,511 shares of the Company’s common stock and that it intends to submit the following proposal at the annual meeting:

Whereas: TECO Energy, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that TECO Energy, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Shareholder’s Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. TECO Energy, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

TECO Energy has a written employment policy that expressly prohibits discrimination on the basis of race, color, religion, sex, national origin, age, disability, veteran status, sexual orientation, or any other characteristic protected by law. The proponent’s statement refers to statistics which appear to present our company’s policies as being inconsistent with our peer companies; however, our non-discrimination policy is actually similar to that of the vast majority of other Fortune 1000 companies. In addition, while the Board recognizes that some shareholders are in favor of this proposal, less than one-quarter of the votes cast at the 2011 annual meeting on this matter were for the proposal.

TECO Energy is committed to providing equal employment opportunity for all individuals, and we believe our employment policies and practices already ensure equal employment opportunities and a respectful atmosphere for all employees. Employment decisions at TECO Energy are based on skills, knowledge, qualifications, and abilities. Our managers, supervisors, and other employees are required to abide by this policy. Furthermore, the company’s business is guided by its five core values that it has chosen to form the umbrella under which we do business every day and under which team members interact with one another, our customers and other stakeholders. One of those five core values is respect and concern for others, which provides that we value, among other things, differences, development, teamwork, and open communications. The company believes that emphasizing our core values, including the very important value of respect and concern for others, in our everyday dealings, more than adequately addresses the issues raised in the proposal by promoting a workplace based on the fundamental principle of respect.

In addition, we regularly provide training for employees regarding the importance of respecting and valuing diversity, and prohibiting harassment. This training emphasizes every employee’s responsibility to help maintain a workplace where differences are respected and valued, and that is free from harassment and discrimination.

Based on these factors, the Board believes that revising our policy as set forth in the proposal is not necessary to ensure a non-discriminatory workplace.

The Board of Directors unanimously recommends a vote AGAINST the above proposal.

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of February 1, 2012 by our directors and nominees, executive officers named in the Summary Compensation Table below, and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at February 1, 2012; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.8%.

Name	Shares [1]		Name	Shares [1]
DuBose Ausley	38,939		William D. Rockford	37,113
James L. Ferman, Jr.	76,481	[2]	Paul L. Whiting	183,694	[8]
Evelyn V. Follit	750		Gordon L. Gillette	370,848	[5]
Sherrill W. Hudson	990,074	[3]	Sandra W. Callahan	133,326	[5]
Joseph P. Lacher	42,105	[4]	Clinton E. Childress	177,202	[5]
Loretta A. Penn	26,000		All directors and executive officers	3,871,229	[5,9]
John B. Ramil	667,851	[5,6]	as a group (17 persons)
Tom L. Rankin	755,928	[7]
1)	The amounts listed include the following shares that are subject to options granted under our stock option plans (all of which are currently exercisable): Ms. Penn and Messrs. Ausley, Ferman and Rankin, 10,000 shares each; Mr. Hudson, 413,250 shares; Mr. Rockford, 2,500 shares; Messrs. Lacher and Whiting, 0 shares; Mr. Ramil, 281,358 shares; Mr. Gillette, 107,488 shares; Mr. Childress, 48,128 shares; Ms. Callahan, 26,359 shares; and all directors and executive officers as a group, 1,033,711 shares.
2)	Includes 53,096 shares owned jointly by Mr. Ferman and his wife. Also includes 2,532 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.
3)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife and 2,500 shares held in a margin account.
4)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.
5)	Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 9,478 shares; Mr. Gillette, 12,337 shares; Mr. Childress, 9,664 shares; Ms. Callahan, 7,432 shares; and all directors and executive officers as a group, 51,202 shares.
6)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members, and 1,080 shares owned by Mr. Ramil’s son, as to which he disclaims any beneficial interest.
7)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.
8)	Includes 35,841 shares owned jointly by Mr. Whiting and other family members; also includes 5,120 shares owned by Mr. Whiting’s wife, and 2,500 shares held in a trust of which Mr. Whiting’s wife is trustee, as to which shares he disclaims any beneficial interest.
9)	Includes a total of 93,450 shares owned jointly. Also includes a total of 23,210 shares owned by spouses, as to which beneficial interest is disclaimed, and 2,500 shares held in a margin account.

Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2011.

Name and Address	Shares		Percent of Class
Franklin Resources, Inc. (“Franklin”) Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway, San Mateo, CA 94403-1906	15,178,020	[1]	7.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	12,707,861	[2]	5.9%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	12,364,008	[3]	5.7%
1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012 which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, Jr. as its principal shareholders) had sole voting power and investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Schedule 13G/A reported that Franklin Advisers, Inc. has an interest in 14,933,650 of these shares (which was 6.9% of our outstanding common stock). Certain Franklin-affiliated entities that purchased shares directly from TECO Energy have agreed to vote their shares in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed 5% of our outstanding common stock, unless otherwise approved in writing in advance by TECO.

2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012, which reported that the Vanguard Group, Inc. has sole voting and investment power over 12,416,509 and 291,352 of such shares, respectively, and that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, is the beneficial owner of 291,352 of such shares and directs the voting of such shares.
3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2012, which reported that BlackRock, Inc. had sole voting power and investment power over these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2011 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements.

Other Information

Shareholder Proposals and Nominations for the 2013 Annual Shareholders’ Meeting

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2013 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 14, 2012. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, or for a director nomination to be considered at the annual meeting of shareholders in 2012, it must be received by us not later than January 2, 2013 and not before December 3, 2012. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Secretary not less than 120 days nor more than 150 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 25 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail or internet, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder or Broadridge Financial Solutions, Inc. at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the proxy authorizes the persons named therein to vote the shares in their discretion.

Appendix A – Dow Jones Electricity and Multiutility Groups

Below are the companies included in the Dow Jones Electricity and Multiutility Groups as of December 31, 2011. As described on page 14 of this proxy statement, the payout of the performance shares is determined using data on the companies included in those groups as of the end of the applicable performance period.

AES Corp.	Integrys Energy Group Inc.
Allete Inc.	ITC Holdings Corp.
Alliant Energy Corp.	NextEra Energy Inc.
Ameren Corp.	Northeast Utilities
American Electric Power Co. Inc.	NorthWestern Corp.
Avista Corp.	NRG Energy Inc.
Black Hills Corp.	NSTAR
Calpine Corp.	NV Energy Inc.
CenterPoint Energy Inc.	Pepco Holdings Inc.
Cleco Corp.	PG&E Corp.
CMS Energy Corp.	Pinnacle West Capital Corp.
Consolidated Edison Inc.	PNM Resources, Inc.
Constellation Energy Group Inc.	Portland General Electric Co.
Dominion Resources Inc.	PPL Corp.
DTE Energy Co.	Progress Energy Inc.
Duke Energy Corp.	Public Service Enterprise Group
Edison International	SCANA Corp.
El Paso Electric Co.	Sempra Energy
Entergy Corp.	The Southern Co.
Exelon Corp.	UIL Holdings Corp.
FirstEnergy Corp.	UniSource Energy Corp.
GenOn Energy Inc.	Vectren Corp.
Great Plains Energy Inc.	Westar Energy, Inc.
Hawaiian Electric Industries Inc.	Wisconsin Energy Corp.
IDACORP, Inc.	XCel Energy, Inc.

Appendix B – Proposed Amendment to the Articles of Incorporation

ARTICLE IX

Board of Directors

(a) Except as may be otherwise fixed by or pursuant to the provisions of these Articles of Incorporation, as amended from time to time, relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, (i) the number of the directors of the corporation shall be fixed from time to time by or pursuant to the bylaws of the corporation~~. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the bylaws of the corporation, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1986, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1987, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1988, with each class to ·hold office until its~~ and (ii) any vacancy on the board of directors resulting from an increase in the number of directors or from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual election of directors by the shareholders and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Directors who are elected at an annual meeting of shareholders shall be elected to hold office for a term expiring at the next annual meeting of shareholders following their election. All directors, including any director in office at the time of the adoption of this revised Article IX, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is elected and ~~qualified. At each,annual meeting of the shareholders of the corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.~~qualified.

(b) Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the bylaws of the corporation.

~~(c) Except as may be otherwise provided for or fixed by or pursuant to the provisions of these Articles of Incorporation, as amended from time to time, relating to the rights of the holders of any class or series of . stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office until the next election of directors by the shareholders and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.(d)~~ (c) Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the majority vote of the ~~entire~~ Board of Directors or by the affirmative vote of the holders of 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Documentation Required for Admission to the Meeting and Driving Directions

For registered shareholders who received these proxy materials by mail, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting. For registered shareholders who received a Notice of Internet Availability of Proxy Materials by mail, please bring the Notice, which will be considered your admission ticket, with you to the meeting.

•

If your shares are held in street name (in the name of your broker, bank or other nominee), please bring to the meeting an account statement or letter from the record holder indicating that you beneficially owned the shares on February 24, 2012, the record date for voting. If you are a street name holder, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the record holder that holds your shares.

•	Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission desk.
•	Photo identification is required for admission.

The Annual Meeting of Shareholders will be held on May 2, 2012, at 11.00 a.m.

Directions to W.F. Poe Parking Garage and TECO Plaza:

•	From Interstate 275 - coming from St. Petersburg:

– Take Tampa downtown exit #44 - Ashley Dr./Scott St./ Tampa St.;

•	From Interstate 275 - coming from Ocala, or from Interstate 4 coming from Orlando:

–Take Tampa downtown exit #45A - Downtown Tampa East-West;

  Then follow the directional sign: Downtown West – Ashley Drive.

•	Coming off the exit ramp, Ashley Drive will split to the right and Tampa Street to the left;

  Stay on Ashley Drive, get in the right lane.

•	Go through two stoplights (Tyler Street and Cass Street).
•	Turn right into the W.F. Poe Parking Garage and park.
•	Once parked, cross Ashley Drive and Tampa Street at the light-controlled crosswalks to TECO Plaza.

Driving Directions/TECO Energy Proxy Statement

FORM OF PROXY

TECO ENERGY, INC.

702 N. FRANKLIN STREET

TAMPA, FL 33602

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, May 2, 2012

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, John B. Ramil and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 2, 2012 at 11:00 AM, and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

Continued and to be signed on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29390-TBD	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TECO ENERGY, INC.

THIS  PROXY WILL  BE  VOTED AS DIRECTED,
OR IF NO DIRECTION IS INDICATED, WILL BE
VOTED “FOR” ITEMS 1.1 THROUGH 1.5, “FOR”
ITEMS 2, 3 and 4, AND AGAINST ITEM 5.

In their discretion, the proxies are also authorized to
vote upon such other matters as  may  properly come
before the meeting.

The Board of Directors recommends you vote FOR
the following proposals:

The Board of Directors recommends you vote AGAINST the following shareholder proposal:
1. Election of Directors	For	Against	Abstain		For	Against	Abstain

1.1 DuBose Ausley	☐	☐	☐	5. Amendment of the Company’s Equal Employment Opportunity Policy.	☐	☐	☐
1.2 Evelyn V. Follit	☐	☐	☐
1.3 Sherrill W. Hudson	☐	☐	☐
1.4 Joseph P. Lacher	☐	☐	☐
1.5 Loretta A. Penn	☐	☐	☐

2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2012.	☐	☐	☐		Yes	No
3. Advisory approval of the Company’s executive compensation.	☐	☐	☐	Please indicate if you plan to attend this meeting.	☐	☐

4. Amendment and Restatement of the Company’s Articles of Incorporation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owners)	Date